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                                                                 EXHIBIT 23.1


                       Consent of Independent Auditors


The Board of Directors and Stockholders
Del Monte Foods Company:


We consent to incorporation by reference in this registration statement on Form S-8 of Del Monte Foods Company of our report dated July 26, 2002, relating to the consolidated balance sheets of Del Monte Foods Company as of June 30, 2002 and 2001 and the related consolidated statements of income, stockholders' equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002, annual report on Form 10-K of Del Monte Foods Company.


                                            /s/ KPMG LLP

San Francisco, California
January 22, 2003